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                                                                  EXHIBIT 10.21

                                Carmike Cinemas

                                  July 6, 1999




MICHAEL W. PATRICK
PRESIDENT

PERSONAL AND CONFIDENTIAL

Mr. Martin Durant
6414 Cape Cod Drive
Columbus, GA 31904

Dear Martin:

         I am very pleased to offer you the position of Senior Vice President -- Finance and Chief Financial Officer for Carmike Cinemas, Inc. We believe you can make a major contribution to Carmike, and be a key member of our management team.

         This position includes responsibilities for those areas outlined in the Position Specification you have previously received from Korn/Ferry International. You will report to me, and be elected an officer of the Company. Your base salary will be $16,666.66 per month, and you will participate in the Carmike Incentive Compensation Program for Senior Vice Presidents.

         Upon commencing employment, you will receive a stock option grant of 6,000 shares at market price on July 15, 1999. This option shall be immediately vested. You will also be eligible for additional stock option grants as approved by the Stock Option Committee of the Board of Directors.

         Carmike agrees to contribute $500,000 to a deferred compensation program on your behalf. This contribution is contingent upon and will be made subsequent to Carmike receiving a payment from AFLAC of $250,000 as a partial offset to the contribution to be made by Carmike. Other benefits shall include three weeks vacation, life insurance and health benefits granted to other officers of Carmike. Carmike will also agree to reimburse you for your initiation fee to join a Country Club of your choice not to exceed $13,000.



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         This offer is conditional upon your commencing employment at Carmike
Cinemas on July 16, 1999, and upon the satisfactory completion of final references and background verifications by Korn/Ferry International.

         You will be permitted to consult with your present employer on a part time basis for the purpose of completing certain tasks through September 15, 1999.

         Please acknowledge your acceptance of the foregoing by returning the enclosed copy to my attention by July 9, 1999.

         We are excited about having you join us here at Carmike.

                                          Sincerely,

                                          CARMIKE CINEMAS, INC.



                                          Michael W. Patrick
                                          President


ACCEPTED:


---------------------------------
        Martin Durant


Date:  July 8, 1999